EXHIBIT 99.1

For Immediate Release:

Media Sciences Reports Q2 Results

OAKLAND, N.J., February 14, 2008—Media Sciences International, Inc. [NASDAQ: MSII], the leading independent manufacturer of color toner cartridges and solid ink sticks for color business printers, today announced its financial results for its second fiscal quarter ended December 31, 2007. The Company will host an investor conference call tomorrow morning at 8:45 a.m. ET to discuss its quarterly results.

Financial results for the quarter ended December 31, 2007 include:

* Net revenues of $5.7 million, a decrease of $0.4 million or 6% year-over-year and 12% versus the prior quarter.

* Gross margin at 46% of net revenues, a 1,200 basis point decrease, year-over-year and in-line with the prior quarter.

* Net loss of $0.49 million versus net income of $0.63 million year-over-year.

* EPS loss of $0.04 basic and fully diluted.

Results for the quarter were adversely impacted by weak post-Thanksgiving order activity and the following expense items:

* Costs of expedited shipping associated with launch of new toner-based products and clearing associated backorders totaled about $230,000 (about $138,000 after tax or $0.01 per diluted share), adversely impacting our margins by about 300 basis points;

* Litigation costs totaling $352,000 (about $211,000 after tax or about $0.02 per diluted share);

* Business start-up costs associated with Asian manufacturing operations of $196,000 (about $118,000 after tax or $0.01 per diluted share);

Collectively, these expense items reduced the Company’s pretax income by $778,000 and reported net income by about $467,000, or about $0.04 per diluted share.

Michael W. Levin, President and CEO of Media Sciences International, Inc. commented on the Company’s performance, “We are very disappointed with our performance during the quarter. We have analyzed sales during the weak post-Thanksgiving time period looking for geographic, customer and product trends and found no apparent single significant contributing factor – it appears the weakness during this period was broad-based. The noted weakness in order activity was unexpected and inconsistent with the periods leading up to that time and the order activity we have experienced since then in January and in February to date. ”

Revenues

Net revenues for the three months ended December 31, 2007 compared to the same period last year, decreased by $393,000 from $6,078,000, or 6% to $5,685,000. For the three months ended December 31, 2007 as compared to the same period in 2006, sales of color toner cartridges increased by about 18%, while sales of solid ink sticks decreased approximately 19%. Net revenues for the six months ended December 31, 2007 compared to the same period last year, increased by $414,000, or 4% from $11,702,000 to $12,116,000. For the six months ended December 31, 2007 as compared to the same period in 2006, sales of color toner cartridges increased by about 46%, while sales of solid ink sticks decreased approximately 19%. Sequentially for the second fiscal quarter versus the first fiscal quarter, solid ink revenues increased by 9%, while toner revenues decreased by 22%.

Gross Margin

For the three and six months ended December 31, 2007 our gross margin was 46% of net revenues as compared with 58% and 57% of net revenues for the three and six months ended December 31, 2006, respectively. The 1,100 – 1,200 basis point decrease in margin is primarily attributed to: (1) our sales mix; (2) the higher year-over-year production and shipping costs; and (3) slightly greater comparative warranty costs.

The Company’s greater mix of toner-based versus solid ink product sales was the greatest driver of the year-over-year margin decline. On a portfolio basis, toner-based products typically carry lower margins than solid ink products. Our sales mix of products resulted in about 500 basis points of year-over-year change in our margins.

Year-over-year, we experienced increases in our delivered material and finished goods prices as well as in our out-bound shipping costs that we pay on behalf of our customers due to higher shipping costs. The impact of these greater shipping costs was about 300 basis points of year-over-year change in our margins. We recognized about $230,000 of expense associated with importing toner-based products from Asia. This compares with about $221,000 in the preceding quarter ended September 30, 2007. Respectively, these costs, although similar in amount, represented about 4% and 3% of each quarter’s reported net revenues.

The impact of higher production costs represented about 200 basis points of year-over-year change in our margins. These increased costs included (1) the costs of labor and supplies associated with custom labeling for certain new private label customers; (2) additional quality assurance labor associated with the growth of our toner-based product volumes; (3) domestic personnel to fill and package limited quantities of toner-based product for sale to U.S. military and governmental entities; and (4) during the three months ended December 31, 2007, we incurred substantial overtime and temporary labor costs on production earmarked for our newly established European distribution operation.

Research and Development

Versus the same quarter last year, research and development spending increased by $97,000 or 26% to $469,000 from $372,000. Sequentially, as compared with the prior quarter, our research and development spending decreased by $28,000, or 6% to $469,000 from $497,000.

Selling, General and Administrative

Selling, general and administrative expense, exclusive of depreciation and amortization, for the quarter, compared to the same period last year, increased by $712,000 or 33% to $2,877,000 from $2,165,000. The increase in selling, general and administrative expense was primarily driven by greater year-over-year compensation and benefits costs and increased professional fee spending, including litigation costs.

For the three and six months ended December 31, 2007 as compared to the same period in 2006, compensation and benefit costs, including sales commissions, increased by about $482,000 and $1,118,000, respectively. This increase was driven by the hiring of additional: (1) sales and marketing personnel; (2) management personnel associated with the start-up of our operations in China; and (3) some operations personnel. For the three and six months ended December 31, 2007, start-up costs associated with our toner-based manufacturing operations in China totaled about $196,000 and $346,000, respectively (compensation and benefits costs representing $147,000 and $264,000, respectively, of these costs). In the comparative year ago period, we had no start-up expenses.

Most of the increase in professional fees was attributed to legal fees associated with the Xerox litigation; for the three and six months ended December 31, 2007 litigation costs totaled $352,000 and $593,000, respectively. In the prior fiscal year, litigation costs totaled $124,000 for the three months and $260,000 for the six months ended December 31, 2006.

Sequentially, as compared with the prior quarter, selling, general and administrative expense for the three months ended December 31, 2007, increased by $185,000, or 7% to $2,877,000 from $2,692,000. This increase was primarily driven by greater litigation costs, travel and entertainment costs, and shipping costs associated with moving inventories to our third-party logistics facility in Europe. These increases were partially offset by lower non-legal professional fees, advertising, and sales commissions. Legal fees associated with our Xerox litigation increased by $107,000 or 45%, to $343,000 for the three months ended December 31, 2007 from $236,000 in the prior fiscal quarter.

Net Income

For the quarter, we lost $485,000 or $0.04 per share basic and diluted. This compares with the $625,000 or $0.06 per share basic and diluted earned for same period last year.

Effective Tax Rate

For the quarter, the Company’s blended effective tax rate was 42.5% versus 35.0% for the same period last year. The Company’s blended effective state and federal tax rate varies due to the magnitude of various permanent differences between reported pretax income and what is recognized as taxable income by various taxing authorities. The availability of tax credits associated with manufacturing, research and development activities, as well as exclusions, such as the Extraterritorial Income Exclusion, can result in an effective rate that is lower than the statutory rate.

CEO’s Comments

Commenting on the Company’s strategy, Mr. Levin noted, “Approximately one year ago, we embarked on two key initiatives; (1) build a sales team capable of addressing the largest channels for color workgroup printer supplies – office and computer; and (2) build Asian based manufacturing. These significant undertakings were and are fundamental changes to Media Sciences’ business, and intended to provide Media Sciences with a platform for sustainable growth and profitability. The opportunities and challenges we encounter on a daily basis reinforce this strategy.

These efforts have taken longer to yield results than we had anticipated. That said, our commitment to these initiatives is unwavering, and our expectations for meaningful and tangible results as measured by revenue growth, margin enhancement, inventory reductions, operational leverage and profitability are unchanged.

Non-Executive Chairman

Media Sciences President and CEO Michael W. Levin continues, “I called upon Willem van Rijn to assume the role of non-executive Chairman, which he has agreed to do. During his two years as a Media Sciences Director, I have come to admire Willem’s experience and style, and believe he is uniquely suited to lead Media Sciences’ active and diverse Board. This change will allow me to focus on the execution of our strategy, while bringing more attention to our daily operations.”

Conference Call Note

Media Sciences International, Inc. will hold a conference call to discuss annual results on Friday, February 15, 2008, at 8:45 a.m. Eastern Time. The call will be webcast live by Thomson/CCBN and may be accessed through Media Sciences’ web site at www.mediasciences.com. Investors and other interested parties in the United States may access the teleconference by calling 866.700.7173. International callers may dial 617.213.8838. The pass-code for the teleconference is 99571740.

For more information on Media Sciences or its SEC filings, please visit the investor relations section of the Company’s website at www.mediasciences.com.

About Media Sciences International, Inc. (NASDAQ: MSII): Media Sciences International, Inc. (NASDAQ: MSII), the leading independent manufacturer of solid ink and color toner cartridges for office color printers, has a strong reputation for being the informed customer’s choice. As the premium quality price alternative to the printer manufacturer’s brand, Media Sciences’ newly manufactured color toner and solid ink products for use in Dell®, Samsung®, Xerox®, Tektronix®, OKI®, Ricoh®, Konica Minolta™/Minolta QMS®, Epson®, and Brother® office color printers deliver up to and over 30% in savings when compared to the printer manufacturer’s brand. Behind every Media Sciences product is The Science of Color™—the company’s proprietary process for delivering high quality products at the very best price, including its commitment to exceptional, highly responsive technical support and its longstanding, industry-leading warranty. For more information on the Company, its products, and its programs, visit www.mediasciences.com, E-mail info@mediasciences.com, or call 201.677.9311.

Brand names are used for descriptive purposes only and are the properties of their respective owners.

Forward Looking Statements

This press release contains certain forward-looking statements about our goals and prospects within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current beliefs and expectations and are subject to risks and uncertainties.  Actual results may differ materially from those included in these statements due to a variety of factors, including those factors identified in our Annual Report on Form 10-KSB for the year ended June 30, 2007, on file with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of the time made and we assume no duty to update them, whether as a result of new information, unexpected events, future changes, or otherwise.

Non-GAAP Financial Measures

Reconciliation of Non-GAAP Measures
	Three Months Ended			Six Months Ended
	12/31/2007	9/30/2007	12/31/2006	12/31/2007	12/31/2006
Reported income (loss) from operations	(838,541)	(333,717)	937,284	(1,172,258)	1,724,848
Depreciation & amortization	260,168	248,107	223,510	508,275	442,442
EBITDA	(578,373)	(85,610)	1,160,794	(663,983)	2,167,290

Add-back of non-cash expenses:
Increases (decreases) to inventory reserves	(18,904)	27,385	80,734	8,481	114,329
Stock-based compensation	136,725	82,292	250,418	219,017	396,741
	117,821	109,677	331,152	227,498	511,070

Cash EBITDA	(460,552)	24,067	1,491,946	(436,485)	2,678,360

Add-back of non-recurring items:
Litigation Cost	352,032	241,508	123,973	593,540	259,476
	352,032	241,508	123,973	593,540	259,476

Normalized EBITDA	(108,520)	265,575	1,615,919	157,055	2,937,836

Weighted Avg. Common Share Outstanding	11,576,357	11,470,759	11,221,435	11,523,930	11,179,621
- Adjusted EBITDA / Share - Basic	($0.04)	$0.00	$0.13	($0.04)	$0.24
- Normalized EBITDA / Share - Basic	($0.01)	$0.02	$0.14	$0.01	$0.26

Adjusted Weighted Avg. Shares Outstanding	11,576,357	11,470,759	11,769,260	11,523,930	11,709,703
- Adjusted EBITDA / Share - Diluted	($0.04)	$0.00	$0.13	($0.04)	$0.23
- Normalized EBITDA / Share - Diluted	($0.01)	$0.02	$0.14	$0.01	$0.25

Contacts:

Investor Contact: Kevan D. Bloomgren, Chief Financial Officer, Media Sciences

kbloomgren@mediasciences.com, 201.677.9311, ext. 213

Media Contact: Bill Besold, Marketing Director, Media Sciences

bbesold@mediasciences.com, 201.677.9311, ext. 299

MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006

NET REVENUES	$ 5,685,477	$ 6,077,555	$ 12,116,367	$ 11,702,089

COST OF GOODS SOLD:
Cost of goods sold, excluding depreciation and amortization, product warranty, shipping and freight	2,567,505	2,152,445	5,526,609	4,194,939
Depreciation and amortization	153,293	152,311	300,300	304,406
Product warranty	199,234	112,138	411,351	320,172
Shipping and freight	163,136	115,928	330,708	228,050
Total cost of goods sold	3,083,168	2,532,822	6,568,968	5,047,567

GROSS PROFIT	2,602,309	3,544,733	5,547,399	6,654,522

OTHER COSTS AND EXPENSES:
Research and development	468,914	372,144	966,280	792,020
Selling, general and administrative, excluding depreciation and amortization	2,876,776	2,164,534	5,568,822	4,000,170
Depreciation and amortization	95,160	70,771	184,555	137,484
Total other costs and expenses	3,440,850	2,607,449	6,719,657	4,929,674

INCOME (LOSS) FROM OPERATIONS	(838,541)	937,284	(1,172,258)	1,724,848

Interest income, net	1,052	24,933	9,042	33,048

INCOME (LOSS) BEFORE INCOME TAXES	(837,489)	962,217	(1,163,216)	1,757,896
Provision (benefit) for income taxes	(352,330)	336,794	(490,899)	590,008

NET INCOME (LOSS)	$ (485,159)	$ 625,423	(672,318)	1,167,888

EARNINGS (LOSS) PER SHARE
Basic	$ (0.04)	$ 0.06	$ (0.06)	$ 0.10
Diluted	$ (0.04)	$ 0.05	$ (0.06)	$ 0.10

WEIGHTED AVERAGE SHARES USED TO COMPUTE EARNINGS PER SHARE
Basic	11,576,357	11,221,435	11,523,930	11,179,621
Diluted	11,576,357	11,769,260	11,523,930	11,709,703

The above results of operations and following Balance Sheet and Statement of Cash Flows, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), will be presented in the Company’s 10-Q for the quarter ended December 31, 2007.  We encourage you to review the accompanying notes to these consolidated statements, found in that filing.

MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	June 30,
ASSETS	(Unaudited)	2007
CURRENT ASSETS:
Cash and cash equivalents	$ 925,006	$ 1,808,285
Accounts receivable, net	2,495,472	2,164,826
Inventories	7,489,109	5,801,526
Taxes receivable	317,289	566,967
Deferred tax assets	727,349	727,349
Prepaid expenses and other current assets	263,830	253,387
Total Current Assets	12,218,054	11,322,340

PROPERTY AND EQUIPMENT, NET	2,490,366	2,752,223

OTHER ASSETS:
Goodwill and other intangible assets, net	3,584,231	3,584,231
Deferred tax assets	291,515	–
Other assets	142,271	65,672
Total Other Assets	4,018,017	3,649,903

TOTAL ASSETS	$ 18,726,437	$ 17,724,466

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Bank line of credit	$ 155,220	$ –
Current maturities of long-term debt	147,118	147,118
Accounts payable	2,226,711	1,428,379
Accrued compensation and benefits	591,414	757,116
Other accrued expenses and current liabilities	1,547,617	722,725
Accrued product warranty costs	203,895	192,707
Deferred revenue	571,831	603,234
Total Current Liabilities	5,443,806	3,851,279

OTHER LIABILITIES:
Long-term debt, less current maturities	250,994	323,965
Deferred rent liability	200,918	234,378
Deferred revenue, less current portion	196,383	240,893
Other tax obligations	724,556	589,298
Deferred tax liabilities	–	463,590
Total Other Liabilities	1,372,851	1,852,124

TOTAL LIABILITIES	6,816,657	5,703,403

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Series A Convertible Preferred Stock, $.001 par value
Authorized 1,000,000 shares; none issued	–	–
Common Stock, $.001 par value
Authorized 25,000,000 shares; issued and outstanding 11,679,699 shares
11,679,699 shares in December and 11,435,354 shares in June	11,679	11,435
Additional paid-in capital	11,729,110	11,136,505
Retained earnings	168,991	873,123
Total Shareholders' Equity	11,909,780	12,021,063

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 18,726,437	$ 17,724,466

MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended December 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$ (672,318)	$ 1,167,888
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	508,275	442,442
Deferred income taxes	(755,105)	65,000
Tax benefits from employee stock options	125,058	–
Provision for inventory obsolescence	8,481	–
Recovery of bad debts	(4,134)	–
Stock-based compensation expense	221,337	396,741
Excess tax benefits from stock-based compensation	–	(98,120)
Changes in operating assets and liabilities :
Accounts receivable	(326,512)	(316,236)
Inventories	(1,693,128)	(966,893)
Income taxes	353,122	149,980
Prepaid expenses and other current assets	(87,042)	236,926
Accounts payable	798,332	946,264
Accrued compensation and benefits	(165,702)	(243,377)
Other accrued expenses and current liabilities	836,080	108,914
Deferred rent liability	(33,460)	(32,539)
Deferred revenue	(75,913)	(134,319)
Net cash provided (used) by operating activities	(962,629)	1,722,671

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(246,417)	(426,157)
Net cash used in investing activities	(246,417)	(426,157)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank credit line, net of repayments	155,220	–
Bank term loan repayments	(72,971)	(71,235)
Excess tax benefits from stock-based compensation	–	98,120
Proceeds from issuance of common stock	243,518	157,646
Net cash provided by financing activities	325,767	184,531

NET (DECREASE) INCREASE IN CASH	(883,279)	1,481,045

CASH, BEGINNING OF PERIOD	1,808,285	1,485,399

CASH, END OF PERIOD	$ 925,006	$ 2,966,444

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$ 16,191	$ 33,020
Income taxes paid (refunded)	$ (213,974)	$ 374,902

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